Exhibit 2

SCHEDULE 5

BLOCKLISTING SIX MONTHLY RETURN

1. Name of company

BRITISH AMERICAN TOBACCO P.L.C.

2. Name of scheme

A)	BRITISH AMERICAN TOBACCO P.L.C. - 10,000,000 ORDINARY SHARES OF 25P EACH (REF: 0287580) (GB0002875804)

B)	BRITISH AMERICAN TOBACCO P.L.C. Sharesave Scheme – 1,500,000 Ordinary shares of 25p each (Ref: 0287580) (GB0002875804)

3. Period of return:

From 1 July 2017 to 31 December 2017

4. Balances under scheme from previous return:

A)	31,189

B)	1,226,631

5. The amount by which the block scheme has been increased, if the scheme has been increased since the date of the last return:

N/A

6. Number of securities issued/allotted under scheme during period:

A)	0

B)	122,359

7. Balance under scheme not yet issued/allotted at end of period:

A)	31,189

B)	1,104,272

8. Number and class of securities originally listed and the date of admission:

A)	10,000,000 listed on 06.12.99 (REF: 0287580) (GB0002875804)

B)	1,500,000 listed on 01.05.15 (REF: 0287580) (GB0002875804)

9. Total number of securities in issue at the end of the period:

2,456,278,414 Ordinary Shares of 25p each which figure includes 162,645,590 shares held in Treasury.

Contact for queries:

Name: S L E Kerr, Assistant Secretary

Address: Globe House, 4 Temple Place, London WC2R 2PG

Telephone: 020 7845 2603

Date: 2 January 2018